Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-13342) pertaining to the Ultra Petroleum Corp. 1998 Stock Option Plan,

(2)	Registration Statement (Form S-8 No. 333-13278) pertaining to the Ultra Petroleum Corp. 2000 Stock Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-132443) pertaining to the Ultra Petroleum Corp. 2005 Stock Incentive Plan;

of our reports dated February 20, 2013, with respect to the consolidated financial statements of Ultra Petroleum Corp. and the effectiveness of internal control over financial reporting of Ultra Petroleum Corp. included in this Annual Report (Form 10-K) of Ultra Petroleum Corp. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Houston, Texas

February 20, 2013